EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IZEA, Inc.
Orlando, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2012, except for the reverse stock split as discussed in Note 13, as to which the date is August 1, 2012 relating to the consolidated financial statements of IZEA, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Cross, Fernandez & Riley LLP

Orlando, Florida
August 30, 2012